Exhibit 99.1

INAP Announces Chief Financial Officer Transition

Company Initiates Search for VA-based CFO

RESTON, VA – May 14, 2018 – Internap Corporation (NASDAQ: INAP), a leading provider of high-performance data center services, including colocation, cloud and network, announced today that Robert M. Dennerlein is stepping down as Chief Financial Officer to pursue other opportunities, effective June 30, 2018. He will continue to serve as INAP’s Chief Financial Officer until the retention of his successor to ensure an orderly transition of his responsibilities.

“Bob’s specific skills were crucial during INAP’s turnaround, an acute phase of cost reduction, balance sheet restructuring and refinancing, and the Board joins me in thanking him for his hard work and contributions to building a new platform for the future,” stated Peter D. Aquino, President and CEO. “We have initiated a search for a new CFO to be based at our new headquarters in Virginia.”

Mr. Dennerlein’s departure is not the result of any dispute or disagreement, or any matter relating to the company’s accounting practices or financial statements.

About Internap Corporation

Internap Corporation (NASDAQ:INAP) is a leading provider of high-performance data center services, including colocation, cloud and network. INAP partners with its customers, who range from the Fortune 500 to emerging start-ups, to create secure, scalable and reliable IT infrastructure solutions that meet the customer’s unique business requirements. INAP operates in 57 primarily Tier 3 data centers in 21 metropolitan markets and has 98 POPs around the world. INAP has over 1 million gross square feet under lease, with over 500,000 square feet of data center space. For more information, visit, www.inap.com.

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Investor Contacts
Richard Ramlall
404-302-9982
ir@inap.com

Carolyn Capaccio/Jody Burfening
LHA
212-838-3777
inap@lhai.com